EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of
  Security holders.
------------------------------------------------------------------

EXHIBIT A:
SHAREHOLDER'S MEETING
ANNUAL SHAREHOLDER'S MEETING

An annual shareholders' meeting was held on October 14, 1999 for Conseco Strategic Income Fund. Shareholders were asked to vote on two separate issues: election of members to the Board of Trustees and ratification of PricewaterhouseCoopers LLP as independent auditors.

Proposal 1 - Election of Trustees

CLASS I - Term Expires 2000:

                             FOR                WITHHELD

Maxwell E. Bublitz        5,876,835              88,629
William P. Daves, Jr.     5,875,835              89,629


CLASS II - Term Expires 2001:

Gregory J. Hahn           5,877,835              87,629
Dr. Jess H. Parrish       5,875,200              90,264
David N. Walthall         5,877,835              87,629


CLASS III - Term Expires 2002:

Dr. R. Jan LeCroy         5,877,235              88,229
Harold W. Hartley         5,876,835              88,629


Proposal 2 - Ratification of the selection of PricewaterhouseCoopers LLP as independent auditors for the fund. This item was approved.


    For           Against          Abstain
 5,891,426        20,623            53,414

(Fractional shares not shown.)